Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS

OmniMax International, LLC and Subsidiaries

For the Years ended December 31, 2025 and December 31, 2024

With Report of Independent Auditors

KPMG LLP
Suite 2000
303 Peachtree Street, N.E.
Atlanta, GA 30308-3210

Independent Auditors’ Report

The Board of Directors
OmniMax International, LLC:

Opinion

We have audited the consolidated financial statements of OmniMax International, LLC and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2025 and December 31, 2024, and the related consolidated statements of operations, comprehensive operations, changes in equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and December 31, 2024, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ KPMG LLP
Atlanta, Georgia
February 16, 2026

OMNIMAX INTERNATIONAL, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$10,757	$13,633
Accounts receivable, less allowances of $695 and $663 in 2025 and 2024, respectively	53,587	32,705
Inventories, net	128,207	98,890
Income taxes receivable	1,207	45
Other current assets	6,227	3,393
Total current assets	199,985	148,666
Property, plant, and equipment, net	60,978	47,563
Goodwill	120,688	84,722
Customer relationships, net	179,653	102,744
Tradenames	18,810	13,400
Right of use assets	83,857	62,143
Other assets	7,204	2,679
Total assets	$671,175	$461,917

Liabilities and member's deficit
Current liabilities:
Accounts payable	$39,580	$41,133
Accrued expenses	42,560	33,727
Accrued interest payable	343	131
Current portion of long-term debt	5,960	2,963
Total current liabilities	88,443	77,954
Long-term debt	599,780	393,310
Due to investors/SVP owners	1,400	1,990
Deferred income taxes	1,369	1,223
Other liabilities	90,678	69,190
Total liabilities	781,670	543,667

Member's (deficit) equity:
Member's capital	201,658	213,568
Accumulated loss	(307,716)	(289,914)
Accumulated other comprehensive loss	(4,437)	(5,404)
Total member's deficit	(110,495)	(81,750)
Total liabilities and member's deficit	$671,175	$461,917

See accompanying notes.

OMNIMAX INTERNATIONAL, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	Year Ended

	December 31,	December 31,
	2025	2024
Net sales	$517,584	$482,184
Costs and expenses:
Cost of goods sold (excluding depreciation and amortization)	366,819	353,187
Selling and general (excluding depreciation and amortization)	53,354	50,246
Depreciation and amortization	42,683	28,939
Other operating charges	16,233	18,145
Income from operations	38,495	31,667
Interest expense	(56,365)	(33,117)
Loss on extinguishment of debt	—	(9,922)
Other income, net	1,053	630
Loss before income taxes from continuing operations	(16,817)	(10,742)
Provision for income taxes	985	1,270
Loss from continuing operations	(17,802)	(12,012)
Loss from discontinued operations, net of tax	—	(6,781)
Net loss	$(17,802)	$(18,793)

See accompanying notes.

OMNIMAX INTERNATIONAL, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE OPERATIONS
(in thousands)

	Year Ended

	December 31,	December 31,
	2025	2024
Net loss	$(17,802)	$(18,793)
Other comprehensive income (loss):
Foreign currency translation adjustments	24	(1,472)
Pension liability adjustments, net of tax (provision) benefit of $0 in all periods presented	1,503	(2,068)
Net loss on derivatives, net of tax (provision) benefit of $0 in all periods presented	(560)	(1,586)
Total other comprehensive income (loss):	$967	$(5,126)
Total comprehensive loss	$(16,835)	$(23,919)

See accompanying notes

OMNIMAX INTERNATIONAL, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(in thousands)

			Accumulated Other Comprehensive (Loss) Income
	Member's Capital	Accumulated Loss	Foreign Currency Translation Adjustment	Pension Plan Liability Adjustment	Net Gain (Loss) on Derivatives	Total
Balance at December 31, 2023	$290,121	$(271,121)	$(1,420)	$(733)	$1,875	$18,722
Net loss		(18,793)			—	(18,793)
Return of capital	(76,553)	—	—	—	—	(76,553)
Other comprehensive (loss) income, net of tax	—	—	(1,472)	(2,068)	(1,586)	(5,126)
Balance at December 31, 2024	$213,568	$(289,914)	$(2,892)	$(2,801)	$289	$(81,750)
Net loss	—	(17,802)	—	—	—	(17,802)
Return of capital	(11,910)	—	—	—	—	(11,910)
Other comprehensive (loss) income, net of tax	—	—	24	1,503	(560)	967
Balance at December 31, 2025	$201,658	$(307,716)	$(2,868)	$(1,298)	$(271)	$(110,495)

See accompanying notes.

OMNIMAX INTERNATIONAL, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended

	December 31,	December 31,
	2025	2024
Operating activities
Net loss	$(17,802)	$(18,793)
Reconciliation of net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	42,683	29,266
Amortization of deferred financing fees	1,022	2,577
Amortization of debt discount	1,380	717
Provision for doubtful accounts	47	450
Foreign exchange loss	(206)	(366)
Loss on extinguishment of debt	—	9,922
Loss on sale of business	—	4,938
Deferred income taxes	130	219
Changes in operating assets and liabilities
Accounts receivable	(13,913)	6,771
Inventories	(17,088)	(11,530)
Other current assets	1,233	(829)
Accounts payable and other current liabilities	135	(5,632)
Income taxes payable	(1,674)	657
Other noncurrent assets and liabilities	(2,556)	(6,321)
Net cash (used in) provided by operating activities	(6,609)	12,046
Investing activities
Purchase of Millennium Metals	—	(69,742)
Capital expenditures	(10,177)	(9,995)
Purchase of Hancock Enterprises	(107,694)	—
Purchase of Nu-Ray	(72,901)	—
Sale of a business	—	11,355
Net cash used in investing activities	(190,772)	(68,382)
Financing activities
Net borrowings (repayments) on revolving credit facilities	12,938	(30,538)
Repayments on term loans	(4,073)	(204,579)
Borrowings from term loans	198,200	385,880
Return of capital	(11,910)	(76,554)
Deferred financing fees	—	(6,002)
Breakage fees	—	(3,715)
Amounts due to shareholders	(590)	(943)
Net cash provided by financing activities	194,565	63,549
Effect of exchange rate changes on cash	(60)	(480)
Net (decrease) increase in cash and cash equivalents	(2,876)	6,733
Cash and cash equivalents at beginning of year	13,633	6,900
Cash and cash equivalents at end of year	$10,757	$13,633
Supplemental cash flow information
Income taxes paid, net	$2,512	$396
Interest paid, net	$53,471	$32,943
Borrowings on revolving credit facilities	$70,020	$51,062
Repayments on revolving credit facilities	$(57,082)	$(81,600)

See accompanying notes.

OMNIMAX INTERNATIONAL, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands)
1.            Operations and Summary of Significant Accounting Policies

Nature of Operations and Organization

OmniMax International, LLC (the "Company") is a producer of residential building products including aluminum, steel, vinyl and copper roof drainage products. In addition, the Company sells an extensive line of accessory products, including roofing and siding hardware, trim parts and roof drainage accessories. The Company sells its products to a wide range of customers, including distributors, contractors, and home improvement retailers. The Company's manufacturing and distribution network consists of 16 strategically located facilities in North America. The Company's sales volumes have historically been higher in the second and third quarters due to the seasonal demand of the building products markets served.

Basis of Presentation and Consolidation

On October 8, 2020, OmniMax Holdings, Inc. ("Holdings") and OmniMax International, Inc. ("International") were acquired by certain investment funds owned by Strategic Value Partners LLC ("SVP"). The acquisition was completed via consummation of the Agreement and Plan of Merger (the "Merger"), dated as of August 17, 2020, by and among Golders Hill Park LLC ("Parent"), Bloomsbury Square LLC (“Merger Sub”) an affiliate of SVP, Holdings and International, a wholly owned subsidiary of Holdings. In connection with the Merger Agreement, Holdings and International were merged with and into Merger Sub (with Merger Sub surviving the mergers) which was later renamed OmniMax International, LLC. The acquisition required the application of the purchase method of accounting under U.S. generally accepted accounting principles.

The consolidated financial statements of the Company are prepared in conformity with U.S. generally accepted accounting principles and include the accounts of the Company and all its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

In the first quarter of 2024, the Company completed the sale of its Outdoor Living reporting unit. The process was completed in multiple transactions beginning with the sale of its North American licensing rights for the Knotwood business unit in December of 2023. In January of 2024, the Company completed the sale of Knotwood inventory and fixed assets to the same buyer. On February 26, 2024, the Company finalized the sale of the assets and liabilities of its Alumawood and Equinox product lines. The results of Outdoor Living are included in loss from discontinued operations, net of tax on the consolidated statements of operations for the year ended December 31, 2024. See Note 13 for additional information.

Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that may affect the reported amounts of certain assets, liabilities, revenues and expenses and disclosure of contingencies in the Company's consolidated financial statements. Although these estimates and assumptions are based on the Company's knowledge of current events and actions the Company may take in the future, actual results could ultimately differ from those estimates and assumptions, including changes due to the uncertainty in the current economic environment and the differences could be material.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents. Certain book cash overdrafts of the Company have been netted with positive cash balances held with the same financial institutions. In the event the balance of checks written, but not presented to banks exceeds the total cash balance at the respective bank, these amounts are shown as current liabilities within accounts payable on the consolidated balance sheet and the change in that balance is included in cash flow from operations on the consolidated statements of cash flows. No book cash overdrafts are included in accounts payable as of December 31, 2025 or December 31, 2024.

OMNIMAX INTERNATIONAL, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands)
 1.            Operations and Summary of Significant Accounting Policies (continued)

Accounts Receivable

Accounts receivable are comprised of trade accounts receivable and other receivables, and is net of volume rebates. Trade accounts receivable are recorded at net realizable value and totaled $54.8 million and $39.2 million as of December 31, 2025 and December 31, 2024, respectively. This value includes an allowance for estimated uncollectible accounts, returns and allowances, cash discounts and other adjustments. The allowance for doubtful accounts is based on historical experience, the level of past-due accounts based on the contractual terms of the receivables, current economic conditions and an evaluation of the customers' credit worthiness. Accounts receivable are charged against the allowance for doubtful accounts when it is probable that the receivable will not be recovered. Activity in the allowance for doubtful accounts was as follows:

	Year Ended
	December 31,	December 31,
	2025	2024
Balance, beginning of period	$663	$203
Charges to cost and expenses	47	499
Write-offs and other activity	(15)	(39)
Balance, end of period	$695	$663

Inventories

Inventories are valued at the lower of cost, determined using the first-in, first-out method or net realizable value. Cost of manufactured inventory includes labor and manufacturing overhead. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. Abnormal amounts of idle facility expense, freight, handling costs, and wasted materials are recorded as current period charges.

Property, Plant, and Equipment

Property, plant, and equipment is recorded at cost. Cost of property, plant, and equipment acquired in a business combination is recorded at fair value based on the age and current replacement cost for similar assets on the date of the acquisition. Repair and maintenance costs are generally expensed unless they extend the useful lives of assets. Depreciation of property, plant, and equipment is computed principally on the straight-line method over the estimated useful lives of the assets ranging from 3 years to 37 years for equipment. When events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, management assesses whether there has been an impairment in the value of the asset by comparing the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition to the carrying amount of the asset. If the expected future cash flows are less than the carrying amount of the asset, an impairment loss is recognized based on the excess of the asset's carrying value over its fair value. Fair value is estimated based on discounted cash flows, independent appraisals or comparable market transactions.

OMNIMAX INTERNATIONAL, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands)
1.           Operations and Summary of Significant Accounting Policies (continued)

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and identifiable intangible assets acquired. Goodwill has been assigned to one reporting unit, primarily based upon the nature of discrete businesses comprising the Company's operations. Goodwill is not amortized and is tested for impairment annually on the first day of our fourth quarter or more frequently if events or circumstances indicate the potential for impairment. The Company may first assess qualitative factors in order to determine if goodwill and indefinite-lived intangible assets are impaired. If through the qualitative assessment it is determined that it is more likely than not that goodwill and indefinite-lived assets are not impaired, no further testing is required. If it is determined more likely than not that goodwill and indefinite-lived assets are impaired, or if the Company elects not to first assess qualitative factors, the Company’s impairment testing continues with the estimation of the fair value of the reporting unit. The implied fair value of goodwill is determined by estimating the fair value of the reporting units and allocating such value to the tangible and identifiable intangible assets of each reporting unit. The Company's fair value estimate is based upon estimates of the future cash flows of the reporting units and market valuations of comparable companies. Significant judgments are made in estimating the future cash flows of the reporting units and determining comparable companies upon which fair values of the Company's reporting units are based. No goodwill impairment charges were recorded in continuing operations during fiscal years 2025 or 2024.

The Company has recognized intangible assets, apart from goodwill, acquired in business combinations and resulting from certain shareholder transactions, at fair value on the date of the transactions. Indefinite lived intangible assets are not amortized, but are tested for impairment annually, or more frequently if events or circumstances indicate the potential for impairment. The Company amortizes its intangible assets with finite lives over their useful lives based upon the pattern in which the economic benefits of the intangible assets are recognized. If that pattern cannot be determined, a straight-line amortization method is used. Intangible assets with finite and indefinite lives are tested for impairment when there are indications that the carrying amount of an intangible asset may not be recoverable. The Company utilizes an income approach to estimate the fair value of its definite and indefinite lived intangible assets to test for impairment. No intangible asset impairment charges were recorded in continuing operations for fiscal years 2025 or 2024. See Note 4 for further disclosures related to goodwill and other intangible assets.

Income Taxes

The Company accounts for income taxes using the asset and liability method of accounting. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable for future years to differences between financial statement and tax bases of existing assets and liabilities. Valuation allowances are established if the Company believes it is more likely than not that some or all of the deferred tax assets will not be realized. A tax benefit is not recognized unless the Company concludes that it is more likely than not that the benefit will be sustained on audit by the taxing authority based solely on the technical merits of the associated tax position. If the recognition threshold is met, a tax benefit is recognized and measured as the largest amount of the tax benefit that in the Company's judgment is greater than 50 percent likely to be realized. Interest and penalties related to unrecognized tax positions are recorded in provision for (benefit from) income taxes in the accompanying consolidated statements of operations. See Note 8 for further disclosures related to income taxes.

Financial Instruments and Risk Management

The Company measures fair value based on a hierarchy disclosure framework that prioritizes and ranks the level of market price observability used in measuring assets and liabilities at fair value.

OMNIMAX INTERNATIONAL, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands)
1.            Operations and Summary of Significant Accounting Policies (continued)

Market price observability is impacted by a number of factors, including the type of asset or liability and their characteristics. This hierarchy prioritizes the inputs into three broad levels as follows:

Level 1  Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2  Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3  Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The carrying amounts of cash and cash equivalents; receivables; accounts payable and accrued expenses approximate their fair values because of the relatively short-term maturities of these instruments.

Revenue Recognition

Revenue is recognized when the Company satisfies the performance obligation by transferring control over goods or services to a customer. The amount of revenue recognized is measured as the consideration the Company expects to receive in exchange for those goods or services pursuant to a contract or standard terms and conditions with the customer. A contract exists once the Company receives and accepts a purchase order. The Company does not recognize revenue in cases where collectability is not probable, and defers the recognition until collection is probable or payment is received. The Company generates revenue from the manufacture of metal and vinyl products sold to the residential repair and remodel markets primarily in North America. Sales are recorded by the Company at the point in time when title and control have been transferred to the customer. Title generally passes to the customer upon shipment or specified delivery, and the risk of loss upon damage, theft or destruction of the equipment is the responsibility of the customer or a designated third-party carrier. Control passes and the performance obligation is satisfied at the point of the stated shipping or delivery terms.

The amount of consideration the Company receives and the revenue recognized varies with certain rebates and discounts the Company may offer to customers. Estimates for sales incentives are made at the time of sale and are revised, as necessary, for any changes in the estimate or final settlement. These sales incentives are recorded and presented as a reduction of revenue.

The Company provides warranties on certain products that assure the products meet the agreed-upon specification. The warranty periods differ depending on the product, but generally range from one year to limited lifetime warranties. The Company provides accruals for warranties based on historical experience and expectations of future occurrence. Warranty costs are recorded as a component of cost of goods sold and are classified as accrued expenses or other liabilities depending on the timing of expected payments.

Sales and other related taxes are excluded from the transaction price. Shipping and handling costs associated with freight are accounted for as fulfillment costs and are expensed at the time revenue is recognized in cost of goods sold within the Company’s consolidated statements of operations.

OMNIMAX INTERNATIONAL, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands)
1.            Operations and Summary of Significant Accounting Policies (continued)

Disaggregated Revenue

The following tables reflect net sales by geographic areas for the years indicated:

	Net Sales
	December 31,	December 31,
	2025	2024
United States	$508,801	$472,311
Canada	8,783	9,873
	$517,584	$482,184

The following table reflects revenues from external customers by markets for the years indicated:

		Net Sales

Customer/Markets	Primary Products	December 31, 2025	December 31, 2024
Original Equipment Manufacturers (OEMs)	Expanded metal for producers of air filters, appliances, HVAC & automotive components	$6,105	$5,693
Home Improvement Retailers	Rain carrying systems, roofing accessories, windows, doors and shower enclosures	203,171	220,374
Distributors	Metal coils, rain carrying systems and roofing accessories	308,308	256,117
		$517,584	$482,184

Shipping and Handling Costs

The Company classifies all shipping and handling charges as cost of goods sold in the consolidated statements of operations.

Advertising Costs

The Company expenses all advertising costs as incurred in selling and general expenses in the consolidated statements of operations. Advertising costs for the years ended December 31, 2025 and December 31, 2024 were $1.4 million and $1.1 million, respectively.

Translation of Foreign Currencies

Assets and liabilities of non-U.S. subsidiaries are translated to U.S. dollars at the rate of exchange in effect on the balance sheet date. Income and expenses are translated to U.S. dollars at the weighted average rates of exchange prevailing during the year. Foreign currency gains and losses resulting from the remeasurement of inter-company amounts that are not of a long-term investment nature into local currencies and certain indebtedness of foreign subsidiaries denominated in U.S. dollars are included in other income, net. No significant amounts were recorded in the financial statements for the years ended December 31, 2025 and December 31, 2024.

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires, among other things, additional disclosures primarily related to the income tax rate reconciliation and income taxes paid. The expanded annual disclosures are effective for our year ending December 31, 2026. The Company is currently evaluating the impact that ASU 2023-09 will have on our consolidated financial statements and whether we will apply the standard prospectively or retrospectively.

OMNIMAX INTERNATIONAL, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands)
2.            Inventories

Inventories, net of the allowance for obsolete inventory, were comprised of:
	December 31, 2025	December 31, 2024
Aluminum and steel coil	$80,484	$48,522
Raw materials	7,937	15,243
Work in process	590	534
Finished products	39,196	34,591
Total inventories, net	$128,207	$98,890

The Company has disclosed aluminum and steel coil inventory separately, as it represents inventory that can be classified as raw material, work in process or finished product. Aluminum and steel coil represent both painted and bare coil. Inventories are net of related reserves totaling $1.9 million and $1.5 million at December 31, 2025 and December 31, 2024, respectively.

Activity in the allowance for obsolete inventory was as follows:

	December 31,	December 31,
	2025	2024
Balance, beginning of period	$1,465	$1,187
Charges to costs and expenses	609	376
Write-offs	(213)	(98)
Foreign currency translation	1	—
Balance, end of period	$1,862	$1,465

OMNIMAX INTERNATIONAL, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands)
3.           Property, Plant, and Equipment

Property, plant, and equipment consisted of:

	December 31,	December 31,
	2025	2024
Land and improvements	$477	$177
Buildings	14,252	7,181
Machinery and equipment	76,239	61,489
Construction in progress	9,121	8,414
Property, plant, and equipment, gross	100,089	77,261
Less accumulated depreciation	(39,111)	(29,698)
Property, plant, and equipment, net	$60,978	$47,563

Depreciation expense (including software amortization expenses) for the years ended December 31, 2025 and December 31, 2024 was $9.3 million and $7.7 million, respectively.

As of December 31, 2025 and December 31, 2024, unamortized computer software costs totaling $4.7 million and $4.3 million, respectively, were recorded in property, plant and equipment. Depreciation expense above includes amortization of capitalized computer software costs which is not material in any period presented.

OMNIMAX INTERNATIONAL, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands)
4.            Goodwill and Intangible Assets

Goodwill

Changes in the carrying amount of goodwill for the years ended December 31, 2025 and December 31, 2024 are as follows:

Balance at December 31, 2023	$71,660
Purchase of Millennium	13,452
Foreign currency translation	(390)
Balance at December 31, 2024	$84,722
Purchase of Hancock	29,161
Purchase of Nu-Ray	6,414
Foreign currency translation	391
Balance at December 31, 2025	$120,688

No accumulated impairment losses exist as of December 31, 2025 or December 31, 2024.

Annual Impairment Test

Goodwill is tested for impairment annually on the first day of the fourth quarter or more frequently if events or circumstances indicate the potential for impairment. For impairment testing purposes, one reporting unit, excluding discontinued operations, has been identified primarily based upon the nature of discrete businesses comprising the Company's operations. As of December 31, 2025 and December 31, 2024, goodwill has been allocated to one identified reporting unit.

The Company may first assess qualitative factors in order to determine if goodwill and indefinite-lived intangible assets are impaired. If through the qualitative assessment it is determined that it is more likely than not that goodwill and indefinite-lived assets are not impaired, no further testing is required. If it is determined more likely than not that goodwill and indefinite-lived assets are impaired, or if the Company elects not to first assess qualitative factors, the Company’s impairment testing continues and the fair value of the reporting unit is compared to its carrying value. If the carrying amount of a reporting unit exceeds the implied fair value, an impairment loss is recognized equal to the excess of the carrying amount over its implied fair value. The Company determines the fair value of its reporting unit based on an income approach, using a discounted cash flow analysis, and a market valuation approach, using market multiples of publicly traded guideline companies. The discounted cash flow analysis requires various judgmental assumptions about future cash flows, growth rates, and the weighted average cost of capital.

Indefinite-life intangibles, such as trade names, are tested annually for impairment on the first day of the fourth quarter or more frequently if events or circumstances indicate the potential for impairment. An impairment analysis is performed and the fair value of the asset is compared to its carrying value. The Company determines the fair value of the asset based on an income approach, using a discounted cash flow analysis. The discounted cash flow analysis requires various judgmental assumptions about future cash flows, growth rates, and the weighted average cost of capital.

Various assumptions, including assumptions regarding future cash flows, market multiples, growth rates and discount rates, are made in the assessment of goodwill and indefinite-life assets for impairment. The assumptions about future cash flows and growth rates are generally based on the current business plans of the reporting unit. Discount rate assumptions are based on an assessment of the risk inherent in the future cash flows of the reporting unit. These assumptions and estimates are complex and often subjective. They are sensitive to changes in underlying assumptions and can be affected by a variety of factors, including external factors such as industry and economic trends, and internal factors such as changes in the Company's business strategy and internal forecasts. No impairment charges were recorded based upon impairment testing performed in 2025 or 2024.

OMNIMAX INTERNATIONAL, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands)
4.            Goodwill and Intangible Assets (Continued)

Intangible Assets

Intangible assets consisted of the following:

	As of December 31, 2025			As of December 31, 2024
	Gross Carrying	Accumulated	Net Carrying	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
Intangible assets subject to amortization:
Customer relationships	$326,202	$(146,549)	$179,653	$215,914	$(113,170)	$102,744
Intangible assets not subject to amortization:
Tradenames	18,810	—	18,810	13,400	—	13,400
Total intangible assets	$345,012	$(146,549)	$198,463	$229,314	$(113,170)	$116,144

In February 2025, the Company recognized customer relationships totaling $62.2 million and tradenames totaling $1.9 million related to the acquisition of Hancock Enterprises, LLC. In October of 2025, the Company recognized customer relationships totaling $48.0 million and tradenames totaling $3.5 million related to the acquisition of Nu-Ray Metals. In December 2024, the Company recognized customer relationships totaling $39.2 million and tradenames totaling $2.1 million related to the acquisition of Millennium Metals. See Note 7 for further discussion. The aggregate amortization expense for intangible assets for the year ended December 31, 2025 and the year ended December 31, 2024 was $33.4 million and $21.2 million, respectively. Based on the carrying value of identified intangible assets recorded at December 31, 2025, and assuming no subsequent impairment of the underlying assets, the aggregate annual amortization expense for the next 5 years is expected to be as follows:

Amortization of Intangible Assets

2026	$34,059
2027	30,353
2028	25,642
2029	20,673
2030	16,981
Thereafter	51,945
Total Amortization Expense	$179,653

OMNIMAX INTERNATIONAL, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands)
5.            Indebtedness

Debt obligations consisted of the following:

	December 31,	December 31,
	2025	2024
Credit Agreement:
Midcap term loans	$591,925	$395,000
Revolving credit facilities	29,000	16,062
Total debt	620,925	411,062
Less: current portion Debt issuance costs	5,960 (15,185)	2,963 (14,789)
Total long-term debt	$599,780	$393,310

At December 31, 2025, the aggregate scheduled maturities of debt are as follows:

Maturity Year	Amount
2026	$5,960
2027	5,960
2028	5,960
2029	34,960
2030	568,085
2031	—
Total	$620,925

Credit Agreement

The Credit Agreement consists of (i) $395.0 million of Midcap term loans (ii) $122.0 million of delayed draw Midcap term loan borrowings and (iii) $79.0 million of incremental Midcap term loan borrowings and (iv) a $85.0 million PNC asset based lending facility (ABL), subject to borrowing base availability. On December 6, 2024, the Company borrowed $395.0 million of term loans and $8.0 million on the ABL credit facility. Proceeds from the initial term loan were issued net of a $9.1 million original issue discount and the Company incurred $5.2 million of direct and incremental debt issuance costs, including legal fees and bank fees, related to the credit agreement. These amounts were capitalized and reported as debt issuance costs reducing long-term debt in the condensed consolidated balance sheet. Proceeds from the Midcap Credit Agreement were used to repay in full the $187.9 million in term loans and $46.4 million in revolving commitments outstanding on the KKR Credit Agreement along with accrued interest of $4.2 million and breakage fees of $3.7 million. Additionally, $71.7 million of proceeds were used for the purchase of Millennium Metals and $77.5 million was paid to investors as a return of capital and pay down of intercompany balances.

On February 21, 2025, the Company borrowed $122.0 million of delayed draw term loans under the Credit Agreement, net of a $1.2 million original issue discount.These proceeds combined with $1.0 million of borrowings on the ABL revolving credit facility were used to fund the acquisition of Hancock Enterprises, LLC ("Hancock") for an aggregate purchase price of $107.7 million and $2.0 million to fund cash for the operations of Hancock. Concurrently with the acquisition, the Company made a distribution to shareholders totaling $12.5 million as a return of capital and pay down of intercompany balances. .

On October 24, 2025, the Company entered into the first amendment to the Credit Agreement which included incremental term loan borrowings of $79.0 million. Proceeds of the incremental term loans were issued net of a $1.6 million original issue discount. The proceeds from the incremental term loans were used to fund the acquisition of Nu-Ray Metals for an aggregate purchase price of $71.6 million and $1.5 million to fund cash for the operations of Nu-Ray and $1.9 million of transaction fees.

OMNIMAX INTERNATIONAL, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands)
5.            Indebtedness (Continued)

The maturity date of all term loan borrowings is December 6, 2030 and the maturity date of the ABL revolving credit facility is December 6, 2029. As of December 31, 2025, outstanding borrowings under the revolving credit facility were $29.0 million and the outstanding principal balance of all term loans totaled $591.9 million. All debt issuance costs are being amortized and recorded in interest expense using the effective interest rate method over the term of the agreement.

Amortization payments, subject to adjustments in connection with voluntary prepayments and mandatory prepayments, are required to repay the term loan on the last business day of each fiscal quarter, beginning with the fiscal quarter ended June 2025. Amounts under the ABL credit facility may be borrowed, repaid and borrowed until the applicable maturity date. Borrowings under the term loans are subject to mandatory prepayment under certain circumstances including certain asset sales and debt issuances among others.

Borrowings under the Midcap term loan bear interest at SOFR plus 5.75% if net leverage, as defined in the agreement, is greater than 3.25x and 5.5% when total net leverage is less than or equal to 3.25x. Term SOFR is subject to a 1.00% floor. For the year-ended December 31, 2025, the interest rate on term loan borrowings averaged 9.9%. Borrowings under the ABL revolving credit facility bore interest at Prime plus 1.0% on ABR loans and SOFR plus 2.0% on SOFR loans, both subject to a 1.00% SOFR floor.

The Credit Agreement contains affirmative and negative covenants customary for this type of financing, including but not limited to, financial covenants related to fixed charges and total leverage. The Credit Agreement includes negative covenants that restrict the Company's ability to, among other things, incur additional indebtedness, incur liens, guarantee obligations, pay dividends or make voluntary payment on subordinated debt, engage in mergers and make acquisitions, sell assets, enter into sale leaseback transactions, and engage in certain types of transactions with affiliates. Failure to comply with covenants contained in the Credit Agreement in future periods, if not waived or amended, would result in an event of default. Under an event of default, the lender may reduce the aggregate amount of obligations immediately due and payable or terminate future advances. Any default under the Company's Credit Agreement that results in acceleration of indebtedness or foreclosure on collateral would have a material adverse effect on the Company.

6.            Fair Value Measurements

The Company uses cash flow hedges to minimize the variability in cash flows of assets or liabilities or forecasted transactions caused by fluctuations in interest rates. The changes in the fair values of derivatives designated as cash flow hedges are recorded in accumulated other comprehensive income (AOCI) and are reclassified into the line item in our consolidated statements of operations in which the hedged items are recorded in the same period the hedged items affect earnings. The changes in fair values of hedges that are determined to be ineffective are immediately reclassified from AOCI into earnings.

From time to time, we manage our risk to interest rate fluctuations through the use of derivative financial instruments. The Company has entered into interest rate corridor agreements and has designated these instruments as part of the Company’s interest rate cash flow hedging program. The objective of this hedging program is to mitigate the risk of adverse changes in benchmark interest rates on the Company’s future interest payments. The total notional value of derivatives that were designated as cash flow hedges for the Company’s interest rate exposure were $147.0 million as of December 31, 2025. For the years ended December 31, 2025 and December 31, 2024, the pretax impact of changes in the fair value of derivatives designated as cash flow hedges included a loss of $0.6 million and a loss of $1.6 million, respectively, recognized in AOCI. Gains reclassified from AOCI into income during 2025 and 2024 totaled $0.3 million and $2.7 million, respectively.

OMNIMAX INTERNATIONAL, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands)
6.             Fair Value Measurements (continued)

The fair values of our derivative instruments are determined using standard valuation models. The significant inputs used in these models are readily available in public markets, or can be derived from observable market transactions, and therefore have been classified as Level 2.

Recurring Fair Value Measurements

In accordance with accounting principles generally accepted in the U.S., certain assets and liabilities are required to be recorded at fair value on a recurring basis. For the Company, the only assets and liabilities that are adjusted to fair value on a recurring basis are derivative financial instruments.

Nonrecurring Fair Value Measurements

In addition to assets and liabilities that are recorded at fair value on a recurring basis, the Company records assets and liabilities at fair value on a nonrecurring basis as required by accounting principles generally accepted in the U.S. Generally, adjustments made to record assets at fair value on a nonrecurring basis are the result of impairment charges. No impairment charges were recorded in the years ended December 31, 2025 or December 31, 2024.

Other Fair Value Disclosures

The carrying amounts of cash and cash equivalents, receivables, accounts payable and accrued expenses approximate their fair values because of the relatively short-term maturities of these instruments.

The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The fair value of these financial instruments approximates their carrying value at December 31, 2025 and December 31, 2024. The Company places its cash and cash equivalents with high credit quality institutions. At times, such investments may be in excess of the Federal Deposit Insurance Corporation insurance limit; however, the Company believes that its credit risk exposure is not significant due to the high credit quality of the institutions. The Company routinely assesses the financial strength of its customers, monitors past due balances based on contractual terms, and generally does not require collateral. The Company has a concentration of credit risk with customers in the U.S. home improvement retail and U.S. home improvement contractor industries.

OMNIMAX INTERNATIONAL, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands, except share data)

7.            Acquisition

On February 24, 2025, the Company completed the acquisition of Hancock Enterprises, LLC ("Hancock") for an aggregate purchase price of $107.7 million. Hancock is a a nationwide leader in miters and other gutter accessories based in Taylor, Michigan. This acquisition strengthens OmniMax’s product offering by expanding its solution set and opens new business opportunities across different products and channels. The acquisition was funded by proceeds from the deferred draw term loan. The results of operations for Hancock have been included in the Company’s consolidated financial statements as of and from the date of the acquisition. The pro forma impacts of the acquisition are not material.

On October 31, 2025, the Company completed the acquisition of Nu-Ray Metal Product Inc. ("Nu-Ray"), for an aggregate purchase price of $71.6 million, less cash on hand. The Company recognized a working capital adjustment receivable of $1.7 million as part of the purchase consideration. This adjustment represents estimated amounts owed from the seller under the terms of the purchase agreement and was recorded in Other current assets in the Consolidated Balance Sheet. The adjustment reduces the accounting purchase price but does not impact the cash paid at closing, as it will be settled subsequent to the acquisition date. Nu-Ray is a regional leader in high-performance roofing accessories and metal panel fabrication with two locations in Puyallup, Washington, and Perris, California. This acquisition strengthens OmniMax’s presence on the West Coast and enhances its comprehensive product portfolio and manufacturing capabilities. The acquisition was funded by incremental term loan borrowings. The results of operations for Nu-Ray have been included in the Company’s consolidated financial statements as of and from the date of the acquisition. The pro forma impacts of the acquisition are not material.

We applied acquisition accounting to the business to allocate the consideration transferred to assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The allocation of consideration transferred was based on management's judgment after evaluating several factors, including a valuation assessment. The allocation of the purchase price is preliminary as working capital adjustments are still being finalized. As soon as information is finalized, the Company will adjust the preliminary amounts. The finalization of the purchase price allocation is expected to be completed within the measurement period of one year from the acquisition date. Goodwill recognized in connection with the acquisitions is expected to be deductible for income tax purposes. The following table summarizes the purchase price allocation of consideration:

	Hancock	Nu-Ray
Cash	$—	$398
Accounts receivable	1,730	5,244
Inventory	2,660	9,475
Other current assets	2,279	87
Right of use assets	—	8,963
Property, plant and equipment	7,906	4,806
Identifiable intangibles	64,150	51,490
Goodwill	29,161	6,414
Current liabilities	(192)	(6,173)
Other liabilities	—	(9,104)
Net assets acquired	$107,694	$71,600

On December 6, 2024, the Company completed the acquisition of Millennium Metals, Inc ("Millennium") for an aggregate purchase price of $71.7 million. Millennium is a leading manufacturer of residential roofing accessories, headquartered in Jacksonville, Florida. The combined companies will greatly benefit customers of both firms, providing a more extensive product portfolio and a best-in-class service experience. It will operate in a complimentary manner to OmniMax’s residential building and roof drainage products, including its Berger, Flamco and Verde brands. The acquisition was funded by proceeds from the Term Loan, dated December 6, 2024. The results of operations for Millennium have been included in the Company’s consolidated financial statements as of and from the date of the acquisition. The pro forma impacts of the acquisition are not material.

7.            Acquisition (continued)

We applied acquisition accounting to the business to allocate the consideration transferred to assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The allocation of consideration transferred was based on management's judgment after evaluating several factors, including a valuation assessment. The following table summarizes the purchase price allocation of consideration:

Millennium
Cash	$1,979
Accounts receivable	4,137
Inventory	11,177
Right of use assets	4,112
Property, plant and equipment	2,968
Identifiable intangibles	41,320
Goodwill	13,452
Current liabilities	(3,770)
Other liabilities	(3,654)
Net assets acquired	$71,721

OMNIMAX INTERNATIONAL, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands)
8.            Income Taxes

Certain transactions involving the Company's beneficial ownership occurred in calendar year 2025, which could have resulted in a stock ownership change for purposes of Section 382 of the Internal Revenue Code of 1986, as amended. We are still preparing a detailed Section 382 study for calendar year 2025 to determine if any of our NOL and credit carryovers will be subject to limitation.

The provision for (benefit from) income taxes from continuing operations is comprised of the following:

	Year Ended
	December 31, 2025	December 31, 2024
Current:
United States
Federal	$506	$—
State	141	31
Foreign	208	1,020
Total Current	855	1,051
Deferred:
United States
Federal	200	240
State	48	62
Foreign	(118)	(83)
Total Deferred	130	219
	$985	$1,270

The U.S. and foreign components of loss from continuing operations before income taxes are as follows:

	Year Ended
	December 31, 2025	December 31, 2024
United States	$(15,753)	$(12,890)
Foreign	(1,064)	2,148
	$(16,817)	$(10,742)

For the year ending December 31, 2024, the effective tax rate was (11.8%). The primary driver of the difference between the effective tax rate and the statutory tax rate was the recording of additional valuation allowances. For the year ending December 31, 2025, the effective tax rate is (5.9%). The primary driver of the difference between the effective rate and the statutory tax rate is the recording of additional valuation allowances.

OMNIMAX INTERNATIONAL, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands)
8.            Income Taxes (Continued)

At December 31, 2025 and December 31, 2024, the tax-effected temporary differences from continuing operations are as follows:

	Asset (Liability)
	December 31,	December 31,
	2025	2024
Net deferred tax assets (liabilities):
Property, plant, and equipment	$(9,204)	$(7,027)
Intangibles	23,575	21,758
Accrued expenses	979	2,634
Inventories	953	777
Excess interest carryforward	38,110	30,552
Net operating losses	33,621	34,997
Other	2,870	2,740
Right of use asset	(21,866)	(16,207)
Right of use liability	23,849	17,779
Total	$92,887	$88,003
Valuation allowance	(94,256)	(89,226)
Total net liability from continuing operations	$(1,369)	$(1,223)

We consider the earnings in our UK and Canada subsidiaries to be indefinitely reinvested and, accordingly, recorded no deferred income taxes.

The Company has U.S. federal, U.S. state and foreign NOL carry forwards from continuing operations as follows:

Jurisdiction (in millions)	NOL Amount	Year of Expiration
Federal	$66	Indefinite
State	83	2026-Indefinite
Foreign - unlimited carry forward	60	Indefinite

The Company's valuation allowance from continuing operations was $94.3 million and $89.2 million as of December 31, 2025 and December 31, 2024, respectively. In 2025 and 2024, the Company recorded valuation allowances against certain of its deferred tax assets subsequent to analyzing recoverability of its gross asset. The Company analyzed the four sources of taxable income described in ASC 740 and determined that a valuation allowance is required to reduce a portion of its U.S. and foreign deferred tax assets, as it is more likely than not that some portion of the deferred tax assets will not be realized.

As of December 31, 2025 and December 31, 2024, the Company had no recorded gross unrecognized tax benefits from continuing operations.

The Company files income tax returns in the U.S. federal, state and local jurisdictions, and in the UK and Canada. Under the generally accepted statute of limitations, the Company is not subject to changes in Federal income tax prior to 2022, in state/ local jurisdictions generally prior to 2020 through 2022, in Canada prior to 2017 and in the UK prior to 2022.

OMNIMAX INTERNATIONAL, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands)
9.            Accumulated Other Comprehensive Income

Changes in accumulated other comprehensive income by component for the years ended December 31, 2025 and December 31, 2024 were as follows:
	Foreign Currency Translation Adjustments	Defined Benefit Pension Plan Adjustments	Net Gain (loss) on Derivatives	Total

Balance at December 31, 2023	$(1,420)	$(733)	$1,875	$(278)
Net other comprehensive income (loss)	(1,472)	(2,068)	(1,586)	(5,126)
Balance at December 31, 2024	$(2,892)	$(2,801)	$289	$(5,404)
Net other comprehensive income (loss)	24	1,503	(560)	967
Balance at December 31, 2025	$(2,868)	(1,298)	(271)	(4,437)

There were no net tax effects related to the reclassification as a result of the full valuation allowances in the U.S. and UK. Amounts reclassified from foreign currency translation adjustments component of accumulated other comprehensive income were recorded in loss on sale of a business within the consolidated statement of operations and the tax effects were not significant. There are no tax impacts related to the remainder of the foreign currency translation adjustment component of accumulated other comprehensive income as the earnings of subsidiaries are considered to be permanently invested.

OMNIMAX INTERNATIONAL, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands)
10.          Employee Benefit Plans

Retirement Plans

Defined Benefit

The Company maintains a non-contributory defined benefit pension plan covering substantially all U.S. hourly employees (the U.S. Plan) employed as of April 3, 2010. In addition, the Company maintains a single employer pension plan for its former European Roll Coated Products Limited and Euramax Solutions business (the UK Plan). The Company curtailed the accrual of participant benefits provided under the UK Plan effective March 31, 2009. This curtailment did not affect the timing for the payment of benefits earned under the UK Plan through the curtailment date. In January 2010, the Company's board of directors approved a motion to freeze future benefit accruals under the U.S. Plan. The impact on the Company's projected benefit obligation was not significant. The measurement date for the U.S. and UK plans is the last day of the fiscal year.

In November 2025, the Trustees of the UK Plan entered into a buy-in annuity contract with an insurance company. Under the terms of the contract, the insurer makes monthly payments to the plan equal to the benefits owed to the covered participants. The plan retains the legal obligation to pay benefits to members; therefore, the transaction does not qualify as a settlement. The buy-in annuity is classified as a Level 3 asset in the fair-value hierarchy due to the use of significant unobservable inputs.

The following table sets forth the reconciliations of the change in projected benefit obligations and plan assets, the funded status of the Company's defined benefit plans and the amounts recognized in other assets (liabilities) in the Company's consolidated balance sheets:

	December 31, 2025		December 31, 2024
	U.S.	UK	U.S.	UK
Change in benefit obligation:
Projected benefit obligation at beginning of period	$13,266	$29,373	$14,054	$31,715
Interest cost	705	1,619	668	1,395
Actuarial gain	151	(393)	(868)	(388)
Benefits paid	(658)	(2,102)	(588)	(2,840)
Currency translation adjustment	—	2,229	—	(509)
Projected benefit obligation at end of period	13,464	30,726	13,266	29,373
Accumulated benefit obligation at end of period	$13,464	$30,726	$13,266	$29,373

Change in plan assets:
Fair value of plan assets at beginning of period	$14,102	$29,676	$12,302	$30,064
Actual gain on plan assets	1,856	2,179	1,832	(2,600)
Employer contributions	379	2,595	788	5,564
Administrative expenses	(144)	—	(232)	—
Benefits paid	(658)	(2,102)	(588)	(2,840)
Currency translation adjustment	—	2,332	—	(512)
Fair value of plan assets at end of period	15,535	34,680	14,102	29,676
Funded status	$2,071	$3,954	$836	$303
Amounts recognized in the consolidated balance sheets:
Other assets (liabilities)	$2,071	$3,954	$836	$303

OMNIMAX INTERNATIONAL, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands)
10.          Employee Benefit Plans (continued)

Pre-tax amounts in accumulated other comprehensive income not yet recognized as components of net periodic pension cost are as follows:
	December 31, 2025	December 31, 2024
Net actuarial loss	$(1,298)	$(2,801)
Net amounts recognized in balance sheets	$(1,298)	$(2,801)

Amounts in accumulated other comprehensive income expected to be recognized as components of net periodic pension costs in 2025 are not material.
Pre-tax amounts recognized in other comprehensive income consist of the following:
	December 31, 2025		December 31, 2024
	U.S.	UK	U.S.	UK
Net actuarial gain (loss)	$729	$931	$1,742	$(3,610)
Amortization of actuarial (gain) loss	(486)	329	(270)	70
Total recognized in other comprehensive income (loss)	$243	$1,260	$1,472	$(3,540)

The Company expects to contribute $0.7 million and $1.9 million to its U.S. and UK plans, respectively, during fiscal 2026.
Weighted average assumptions used in computing the benefit obligations are as follows:

	December 31, 2025		December 31, 2024
	U.S.	UK	U.S.	UK
Weighted-average assumptions
Discount rate	5.35%	5.50%	5.46%	5.50%

Weighted average assumptions used in computing net periodic pension cost are as follows:

	December 31, 2025		December 31, 2024
	U.S.	UK	U.S.	UK
Weighted-average assumptions
Discount rate	5.46%	5.50%	4.79%	4.55%
Expected long-term rate of return on plan assets	6.00%	5.40%	6.00%	4.75%

OMNIMAX INTERNATIONAL, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands)
10.          Employee Benefit Plans (continued)

Net periodic pension cost for the plans includes the following components:

	December 31, 2025		December 31, 2024
	U.S.	UK	U.S.	UK
Components of net periodic pension cost (income)
Interest cost	705	1,619	668	1,395
Expected return on assets	(832)	(1,654)	(726)	(1,419)
Amortization of actuarial (gain) loss	(486)	—	(270)	70
Total Company defined benefit net periodic pension (income) cost	(613)	(35)	(328)	46
Multi-employer benefit expense	2,163	—	2,034	—
Net periodic pension cost	$1,550	$(35)	$1,706	$46

The following table sets forth the actual asset allocation for the plans as of December 31, 2025 and December 31, 2024, and the target asset allocation for the plans:
	December 31, 2025		December 31, 2024		Target
	U.S.	UK	U.S.	UK	U.S.	UK
Equity securities	16%	—	83%	—	70%	—%
Debt securities	81%	—	13%	—	25%	—%
Cash and cash equivalents	3%	1%	4%	24%	—%	—%
Insurance annuity contracts	—%	99%	—%	—%	—%	—%
Investment funds	—%	—%	—%	76%	5%	100%
Total	100%	100%	100%	100%	100%	100%

To develop the expected long-term rate of return on assets assumption, the Company considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio.

The investment strategy of the plans is to ensure, over the long-term life of the plan, an adequate pool of assets along with contributions by the Company to support the benefit obligations to participants, retirees, and beneficiaries. The Company desires to achieve market returns consistent with a prudent level of diversification. All investments are made solely in the interest of each plan's participants and beneficiaries for the exclusive purposes of providing benefits to such participants and their beneficiaries and defraying the expenses related to administering the plan. The target allocation of all assets is to reflect proper diversification in order to reduce the potential of a single security or single sector of securities having a disproportionate impact on the portfolio. The Company utilizes an outside investment consultant and investment manager to implement its investment strategy. Plan assets are generally invested in liquid funds that are selected to track broad market equity and bond indices. Investment performance of plan assets is reviewed semi-annually and the investment objectives are evaluated over rolling four year time periods.

OMNIMAX INTERNATIONAL, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands)
10.          Employee Benefit Plans (continued)

The following table presents the fair value of the U.S. Plan pension assets classified under the appropriate level of fair value hierarchy as of December 31, 2025 and December 31, 2024:

	December 31, 2025				December 31, 2024
Asset Category	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Cash and cash equivalents(a)	$447	$—	$—	$447	$616	—	—	$616
Equity securities
U.S. Equities (b)	2,131	—	—	2,131	10,602	—	—	10,602
Global Equities (c)	394	—	—	394	993	—	—	993
Debt securities (d)	359	12,204	—	12,563	1,891	—	—	1,891
Total U.S. Plan Assets	$3,331	$12,204	$—	$15,535	14,102	—	—	$14,102

(a)	Cash and cash equivalents consists of a short term investment in marketable securities valued at cost.
(b)	U.S. equities consist of exchange traded funds valued at closing price on the active market which they are traded.
(c)
Global equities consist of mutual funds invested in international equities. The value is based on the net asset value of the fund divided by the number of shares outstanding, which is updated daily. The net asset value is based on quoted market prices for underlying equities. The funds have regularly occurring transactions and regularly available pricing.

(d)
Debt securities consist of mutual funds invested in fixed income securities. The value is based on the net asset value of the fund divided by the number of shares outstanding, which is updated daily. The net asset value is based on market value of the underlying assets. The funds have regularly occurring transactions and regularly available pricing.

The following table presents the fair value of the UK Plan pension assets classified under the appropriate level of fair value hierarchy as of December 31, 2025 and December 31, 2024:

	December 31, 2025				December 31, 2024
Asset Category	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Cash and cash equivalents(a)	$375	$—	$—	375	$—	$7,163	$—	$7,163
Insurance annuity contracts (b)	—	—	34,305	34,305	—	—	—	—
Investment Funds (c)	—	—	—	—	—	22,513	—	22,513
Total UK Plan Assets	$375	$—	$34,305	$34,680	$—	$29,676	$—	$29,676

(a)	Cash and cash equivalents consists of a short term investment in marketable securities valued at cost.
(b)
Insurance annuity contracts are adjusted each reporting period based on changes in interest rates, discount rates, and benefits paid. Since the valuation of this asset involves significant judgment and lacks observable market inputs, the buy-in contract is classified as Level 3 in the fair value hierarchy.

(c)
Investment funds consist of growth strategy and hedging strategy funds. The value is based on the net asset value of the fund divided by the number of shares outstanding. The net asset value is based on market prices for underlying assets and the funds have regularly available pricing.

Total benefit payments expected to be paid to participants from the plans are as follows:

	Expected Benefit Payments
	U.S.	UK
2026	$733	$2,214
2027	773	2,272
2028	802	2,330
2029	826	2,391
2030	860	2,451
2031-2035	4,605	13,240

OMNIMAX INTERNATIONAL, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands)
10.          Employee Benefit Plans (continued)

Multi-employer Benefit Plans

The Company makes contributions to two multiemployer defined benefit pension plans based on obligations under collective bargaining agreements covering employees in its Feasterville, Pennsylvania and Ivyland, Pennsylvania locations. The risks of participating in these multiemployer plans are different from single-employer plans in the following aspects:

a)	Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.

b)	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

c)
If the Company chooses to stop participating in one of its multiemployer plans, it may be required to pay the plan an amount based on the underfunded status of the plan, referred to as withdrawal liability.

Plan Contributions

The Company’s participation in these plans for the annual period ended December 31, 2025, is outlined in the table below. The “EIN/Pension Plan Number” column provides the Employee Identification Number (EIN) and the three-digit plan number, if applicable. Unless otherwise noted, the most recent Pension Protection Act (PPA) zone status available in 2025 and 2024 is for the plan’s year-end as of December 31, 2025 and December 31, 2024, respectively. The zone status is based on information the Company received from the plan and is certified by the plan’s actuary. Among other factors, plans in the red zone are generally less than 65 percent funded, plans in the yellow zone are less than 80 percent funded, and plans in the green zone are at least 80 percent funded. The “FIP/RP Status Pending/Implemented” column indicates plans for which a financial improvement plan (FIP) or a rehabilitation plan (RP) is either pending or has been implemented. This last column lists the expiration date(s) of the collective-bargaining agreement(s) to which the plans are subject. The Company's contributions to the Teamsters Pension Trust Fund of Philadelphia and Vicinity have not exceeded 5% of total plan contributions for the fiscal years 2025 or 2024. The Company's contributions to the Warehouse Employees Local 169 and Employers Joint Pension Fund exceeded 5% in 2025 and2024.

		Pension Protection Act Zone Status			Company Contributions (in thousands)
Plan Name	EIN / Pension Plan Number	2025	2024	FIP / RP Status Implemented	Year Ended December 31, 2025	Year Ended December 31, 2024	Surcharge Imposed	Expiration of Collective Bargaining Agreement
Teamsters Pension Trust Fund of Philadelphia and Vicinity (1)	23-1511735/001	Green	Green	Implemented	$430	$437	No	2/28/2025

Warehouse Employees Local 169 and Employers Joint Pension Fund	23-6230368/001	Red	Red	Implemented	$1,733	$1,597	Yes	12/15/2029
Total contributions					$2,163	$2,034

(1)
The Trustees of the Teamsters Pension Trust Fund of Philadelphia and Vicinity elected to apply the special amortization and special asset valuation provisions provided for under the Preservation of Access to Care for Medicare Beneficiaries and Pension Relief Act of 2010 (PRA 2010) for Plan Years beginning January 1, 2009 and later. The special amortization rule allows that portion of the plan’s experience loss attributable to net investment losses incurred in the year ended December 31, 2008 to be amortized over a 30-year period rather than a 15-year period.

Defined Contribution

The Company maintains one defined contribution retirement and savings plan for U.S. employees, which allows the employees to contribute a percentage of their pretax and/or after-tax income in accordance with specified guidelines. The Company matches a certain percentage of employee pre-tax contributions up to certain limits. Further, the plans provide for discretionary contributions by the Company based on years of service and age. The Company's expense for the years ended December 31, 2025 and December 31, 2024 was $1.3 million and $1.2 million, respectively.

OMNIMAX INTERNATIONAL, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands)
10.          Employee Benefit Plans (continued)

Incentive Plans

The Company has an incentive compensation plan that covers key employees. The costs of the plan are computed in accordance with a formula based on EBITDA. Compensation expense recorded under the plan for the years ended December 31, 2025 and December 31, 2024 was $2.2 million and $4.1 million, respectively.

The Company has granted profit interests in Barnsbury Estate, LLC ("Barnsbury"), a Parent Company of OmniMax International, LLC, to certain members of management under the OmniMax Incentive Interest Plan. The profit interests allow for participation in the future profits and appreciation of Barsnbury above a threshold value determined at the grant date. These profit interest are subject to time-based and event-vested grants. In the event of the sale of the Company, 100% of profit interests will vest upon closing of the deal. Compensation expense related to the profit interests are not material.
11.           Leases

The Company's leases are classified as operating leases for certain office facilities, manufacturing facilities, forklifts, trucks, trailers and other equipment are now recognized as right-of-use assets and corresponding short-term and long-term lease liabilities. Leases with an initial term of 12 months or less are not recorded on the balance sheet and expense related to these short-term leases was immaterial for fiscal 2025 and 2024. Certain leases include options to renew for an additional term. Where there is reasonable certainty to utilize a renewal option, we include the renewal option in the lease term used to calculate operating lease right-of-use assets and lease liabilities.

Balance sheet information related to operating leases is as follows (in thousands):
	December 31, 2025	December 31, 2024
Operating lease right of use assets [1]	$83,857	$62,143
Operating lease liabilities, current portion [2]	$4,921	$4,047
Long-term operating lease liabilities [3]	86,540	64,124
Total operating lease liabilities	$91,461	$68,171

1	Operating lease ROU assets are included in the line item right of use assets in our consolidated balance sheets.

2	The current portion of operating lease liabilities is included in the line item accrued expenses in our consolidated balance sheets.

3	The noncurrent portion of operating lease liabilities is included in the line item other liabilities in our consolidated balance sheets.

The Company had operating lease costs of $13.2 million for the year ended December 31, 2025 and $11.2 million for the year ended December 31, 2024. During 2025 and 2024 cash paid for amounts included in the measurement of operating lease liabilities was $11.3 million and $13.5 million, respectively. Operating lease ROU assets obtained in exchange for operating lease obligations were $28.1 million and $4.8 million for the years ended December 31, 2025 and December 31, 2024.

Information associated with measurement of our operating lease obligations as of December 31, 2025:
Weighted average remaining lease term, operating leases (in years)	12.1
Weighted average discount rate, operating leases	11.0%

OMNIMAX INTERNATIONAL, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands)
11.           Leases (continued)

The Company's leases have remaining lease terms of 1 year to 15 years, inclusive of renewal or termination options that we are reasonably certain to exercise.

The following table summarizes the maturity of our operating lease liabilities as of December 31, 2025:

2025	$13,680
2026	13,324
2027	13,276
2028	13,412
2029	13,513
Thereafter	108,427
Total operating lease payments	$175,632
Less: Imputed interest	84,171
Total operating lease liabilities	$91,461

OMNIMAX INTERNATIONAL, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands)
12.          Commitments and Contingencies

Raw Material Commitments

The Company's primary raw materials are aluminum and steel coil. Because changes in aluminum and steel prices are generally passed through to customers, increases or decreases in aluminum and steel prices generally cause corresponding increases and decreases in reported net sales, causing fluctuations in reported revenues that are unrelated to the level of business activity. Although the Company believes there is sufficient supply in the marketplace to competitively source all of its aluminum and steel needs without reliance on any particular supplier, any major disruption in the supply and/or price of aluminum and steel could have a material adverse effect on the Company's business and financial condition.

Litigation

The Company is currently party to legal proceedings that have arisen in the ordinary course of business. The Company has and will continue to vigorously defend itself in these matters. It is the opinion of the Company's management, based upon information available at this time, that the expected outcome of all matters to which the Company is currently a party, would not reasonably be expected to have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company taken as a whole.

Environmental Matters

The Company's operations are subject to federal, state and local environmental laws and regulations, including those concerning the management of pollution and hazardous substances. In connection with the acquisition of the Company from Alumax Inc. (which was acquired by Aluminum Company of America in May 1998, and hereafter referred to as Alumax) on September 25, 1996, the Company was indemnified by Alumax for substantially all of its costs, if any, related to specifically identified environmental matters arising prior to the closing date of the acquisition during the period of time it was owned directly or indirectly by Alumax. Such indemnification includes costs that may ultimately be incurred to contribute to the remediation of eleven specified existing National Priorities List (NPL) sites for which the Company had been named a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") as of the closing date of the acquisition from Alumax, as well as certain potential costs for nine sites to which the Company may have sent waste for disposal. The Company does not believe that it has any probable liability for significant environmental claims. Further, the Company believes it to be unlikely that the Company would be required to bear environmental costs in excess of its pro rata share of such costs as a potentially responsible party at any site. Any receivable for recoveries under the indemnification would be recorded separately from the corresponding liability when the environmental claim and related recovery is determined to be probable. In addition, the Company establishes reserves for remedial measures required from time to time at its own facilities. Management believes that the reasonably probable outcomes of these matters will not be material. The Company's reserves, expenditures, and expenses for all environmental exposures were not significant as of any of the dates or for any of periods presented.

Collective Bargaining

As of December 31, 2025, approximately 16.7% of the Company's labor force is represented by collective bargaining agreements. Additionally, as of December 31, 2025, approximately 2.7% of the Company's labor force is covered by a collective bargaining agreement that will expire within one year.

OMNIMAX INTERNATIONAL, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands)
13.          Discontinued Operations

During 2023, the Company committed to a plan to sell its Outdoor Living (“ODL”) reporting unit, which consists of the Alumawood, Equinox and Knotwood product lines. The exit for this reporting unit occurred in multiple transactions that were part of the same plan and decision making process formalized prior to December 31, 2023. The Company received consideration totaling approximately $5.0 million related to the sale of the Knotwood licensing rights on December 14, 2023 and for the subsequent sale of inventory and fixed assets to the same buyer on January 15, 2024. The consideration was paid in installments through June 2024. The Company completed the sale of the Equinox and Alumawood product lines on March 8, 2024 for a sales price of $9.0 million. The Company incurred selling costs of $1.8 million included in the allocation of the purchase price to the disposal group. Losses on the sale of ODL totaled $1.4 million for the year ended December 31, 2024. The results of operations for ODL for the year ended December 31, 2024 are included in loss from discontinued operations, net of tax on the consolidated statements of operations. The Company entered into an agreement to sublease the manufacturing facilities in Perris Valley, CA to the buyer for a period of 17 years. The ROU asset and related liabilities related to the Perris Valley facilities are recorded in continuing operations of the Company.

In September of 2023, the Company completed the sale of it Specialty Building Products division which manufactures sidewalls, siding and other exterior components for the towable RV, cargo and manufactured housing markets. The company determined this disposal meets the discontinued operations criteria as the sale represents a strategic shift in exiting a major line of business with major impact on financial results. The Company completed the sale on September 30, 2023 for total consideration of $10.0 million including $8.6 million of cash paid at closing and earnout provisions with a fair value of $1.4 million. In 2024, the Company recorded an additional loss of $1.5 million as it determined that a payout under the earnout provision was not probable and as a result of other immaterial adjustments to the purchase price, which are recorded in loss from discontinued operations, net of tax on the consolidated statements of operations.

The Company completed the sale of its Fabral business unit on February 24, 2023 for a sales price of $32.5 million. In 2024, final settlement of the working capital and other provisions of the purchase agreement were finalized which resulted in additional losses totaling $2.0 million which was included in loss from discontinued operations, net of tax on the consolidated statements of operations.

In connection with the transactions above the Company and buyers entered into various transition services and employee leasing agreements, for which the Company provided certain services related to finance and accounting, information technology, human resources, compliance, facilities, legal and development support. The individual transition services agreements cover a period of less than one year. During 2024, the Company recognized approximately $2.7 million in transition services revenue recognized as a reduction in selling and general expenses.

There were no assets or liabilities from discontinued operations as of December 31, 2025 or December 31, 2024.

OMNIMAX INTERNATIONAL, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands)
13.          Discontinued Operations (continued)

There was no income of discontinued operations for the year ended December 31, 2025. The following table summarizes the major line items included in income of discontinued operations for the year ended December 31, 2024:

Year Ended
December 31, 2024
Net sales	$7,484
Costs and expenses:
Cost of goods sold (excluding depreciation and amortization)	7,572
Selling and general (excluding depreciation and amortization)	1,020
Depreciation and amortization	328
Other operating charges	424
Other income, net	(17)
Pretax (loss) income from discontinued operations	(1,843)
Pretax loss on classification as held for sale	—
Pretax loss on disposal of discontinued operations	4,938
Total pretax (loss) income from discontinued operations	(6,781)
Provision for income taxes	—
Loss from discontinued operations	$(6,781)

There were no cash flows for discontinued operations for the year ended December 31, 2025. The following table summarizes the cash flows for discontinued operations for the year ended December 31, 2024:

Year Ended
December 31, 2024
Net cash provided by (used in) operating activities	$1,298

Net cash provided by (used in) investing activities	$11,218

14.          Related-Party Transactions

Amounts Due to Parent

The Company received cash payments totaling $4.0 million from certain members of management which were collected on behalf of the Company's parent company. As of December 31, 2025, $1.4 million has not been paid and is reflected as a liability on the consolidated balance sheet.

OMNIMAX INTERNATIONAL, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands)
15.          Other Operating Charges

Other operating charges are comprised of integration and restructuring initiatives, facility closures, acquisition related costs and other operational initiatives.

For the year ended December 31, 2025

For the year ended December 31, 2025, other operating charges of $16.2 million are primarily comprised of costs to support strategic initiatives, acquisition related costs and other integration related activities.

Approximately, $5.8 million of professional and legal fees were incurred including consulting costs to support planning initiatives for strategy, procurement, pricing and operational efficiency programs. Additionally, costs were incurred related to acquisition and divestiture activities in the current year including transaction and other costs of approximately $2.9 million related to the acquisitions of Nu-Ray Metals and Hancock Enterprises during the current year.

Approximately $5.3 million of charges were incurred related to ongoing integration activities related to strategic planning activities, operational and footprint optimization and the ongoing integration of the Hancock and Nu-Ray businesses.

Severance, relocation and other compensation costs of $2.2 million included severance related to cost reduction initiatives during the year and certain retention programs to retain key employees associated with acquisitions and other strategic activities.

For the year ended December 31, 2024

For the year ended December 31, 2024, other operating charges of $18.1 million are primarily comprised of costs to support strategic initiatives related to the Merger, acquisition related costs and other integration related activities.

Approximately $10.9 million of charges were incurred related to ongoing integration activities after the Merger related to strategic planning activities, operational and footprint optimization and the ongoing integration of the Flamco and Verde business.

Approximately, $3.0 million of professional and legal fees were incurred including consulting costs to support planning initiatives for strategy, procurement, pricing and operational efficiency programs. Additionally, legal and advisory costs were incurred related to acquisition and divestiture activities in the current year.

Severance, relocation and other compensation costs of $4.2 million included one time payments to retain key employees, relocation expenses, and consulting costs related to employee benefit plans.

OMNIMAX INTERNATIONAL, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands)
16.          Subsequent Events

The Company has evaluated subsequent events through February 16, 2026, the issuance date of the consolidated financial statements to evaluate whether any such events warrant adjustment to any reported amounts or inclusion of additional disclosure. On February 2, 2026, Gibraltar Industries, Inc. (Nasdaq: ROCK), a leading manufacturer and provider of products and services for the residential, agtech, and infrastructure markets, acquired OmniMax from funds managed by Strategic Value Partners, LLC and its affiliates following receipt of all required regulatory approvals and satisfaction of customary closing conditions. The all-cash transaction was valued at $1.335 billion, subject to customary adjustments. In connection with the acquisition, the Company's Term Loans and ABL facilities were paid in full.